EXHIBIT 4(b)
[graphics of 4 bold lines]
GOLDEN                                            DEFERRED VARIABLE
AMERICAN                                          AUNNITY CERTIFICATE
LIFE INSURANCE
COMPANY
Golden American is a stock company domiciled in Wilmington, Delaware.
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|----------------------------------------------------------------------|
|Contractholder                              Group Contract Number	   |
|GOLDEN INVESTORS TRUST                      G000001-0E				   |
|----------------------------------------------------------------------|
|Annuitant               Certificateowner							   |
|THOMAS J. DOE           JOHN Q. PUBLIC								   |
|----------------------------------------------------------------------|
|Initial Premium         Annuity Option      Annuity Commencement Date |
|                        $100,000            LIFE 10 YEAR CERTAIN	   |
|JANUARY 1, 2003													   |
|----------------------------------------------------------------------|
|Separate Account(s)                         Certificate Number		   |
|SEPARATE ACCOUNT B AND SEPARATE ACCOUNT D   123456					   |
|----------------------------------------------------------------------|
In this certificate "you" or "your" refers to the certificateowner shown above.  "We", "our", or "us" refers to Golden American Life
Insurance Company.  You may allocate this certificate's accumulation value among the separate and general account divisions shown in the
Schedule.

This certificate describes the benefits and provisions of the group contract. The group contract, as issued to the contractholder by us, alone makes up the agreement under which benefits are paid. The group contract may be inspected at the office of the contractholder. In consideration of the enrollment form for this certificate and the payment of premiums, we agree, subject to the terms and conditions of the group contract, to provide the benefits described in this certificate to the persons eligible (herein called "annuitant[s]") under the terms of the group contract.

If the group contract and this certificate are in force, we will make income payments to the annuitant starting on the annuity commencement date as shown in the Schedule. If the annuitant (when there is no contingent annuitant) or certificateowner dies prior to the annuity commencement date, we will pay a death benefit to the beneficiary. The amount of such benefits is subject to the terms of this certificate.

All death benefit proceeds due under this certificate will be paid according to the beneficiary designation and the provisions of the group contract. Payment of such proceeds by us will completely discharge our liability with respect to the amounts so paid.

All payments and values, when based on the investment experience of a separate account, may increase or decrease, depending on the certificate's investment results.


Signed for Golden American Life Insurance Company on the group contract issue date.


President:                                        Secretary:

Deferred Variable Annuity Certificate - No Dividends
Variable cash surrender values while the annuitant and certificateowner are living and prior to the annuity commencement date. Death benefit subject to guaranteed minimum. Additional premium payment option. Partial withdrawal option. Non-participating. Investment results reflected in values.
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                          Table of Contents
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The Schedule              3
 Premium Payment and
 Investment Information   Your Certificate Benefits             12
 The Separate Accounts
 General Account          Cash Value Benefit
 Certificate Facts        Partial Withdrawal Option
 Charges
 Income Plan Factors      Death Benefit Proceeds                13

 Important Terms         4   Proceeds Payable to the Beneficiary

 Introduction to this
   Certificate           6   Choosing an Income Plan            14

 The Certificate          Annuity Benefits
 The Certificateowner     Annuity Commencement Date Selection
 The Annuitant            Frequency Selection
 The Beneficiary          The Income Plan
 Change of Certificate-
   owner or Beneficiary   The Annuity Options
                          Payments When Named Person Dies
 Premium Payments and
   Allocation Changes    7
                          Other Important Information           16
 Initial Premium Payment
 Additional Premium
 Payment Option           Entire Contract
 Your Right to Change
 Allocation of            Sending Notice to Us
   Accumulation Value     Reports to Certificateowner
 What Happens if a Division
   is Not Available       Assignment - Using this Certificate as
                              Collateral Security
 How We Measure the
   Certificate's          Changing the Group Contract
    Accumulation Value  8 Contract Changes - Applicable Tax Law
                          Misstatement of Age or Sex
 The Separate Accounts    Non-Participating
 The General Account      Payments We may Defer
 Valuation Period         Authority to Make Agreements
 Accumulation Value       Required Note on Our Computations
 Accumulation Value in
   each Division          Facility of Payment
 Measurement of Investment
   Experience             Incontestability
 Charges Deducted from
   Accumulation Value on
   each Certificate
   Processing Date


A copy of the enrollment form and any additional riders and endorsements are at the back of this certificate.

SCHEDULE PAGES

The Schedule Pages (pages 3A to 3E) give specific facts about this certificate and its coverage.  Please refer to them while reading this certificate.
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                            The Schedule
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|----------------------------------------------------------------------|
|Contractholder                            Group Contract Number	   |
|GOLDEN INVESTORS TRUST                    G000001-0E				   |
|----------------------------------------------------------------------|
|Annuitant                 Certificateowner							   |
|THOMAS J. DOE             JOHN Q. PUBLIC							   |
|----------------------------------------------------------------------|
|Annuitant's Issue Age     Annuitant's Sex Certificateowner's Issue Age|
|35                        MALE            55						   |
|----------------------------------------------------------------------|
|Initial Premium           Annuity Option  Annuity Commencement Date   |
|                          LIFE 10 YEAR								   |
|$100,000                  CERTAIN         JANUARY 1, 2003		       |
|----------------------------------------------------------------------|
|Certificate Date          Certificate     Certificate Number		   |
|                          Issue Date								   |
|JANUARY 1, 1993           JANUARY 1, 1993 123456					   |
|----------------------------------------------------------------------|
|Separate Account(s)												   |
|SEPARATE ACCOUNT B AND SEPARATE ACCOUNT D							   |
|----------------------------------------------------------------------|
Premium Payment and Investment Information
Initial premium payment received:  $10,000
As requested in the enrollment form, your accumulation value has been invested as follows:
                   Percentage of
     Division                 Accumulation Value
     Multiple Allocation            10%
     Fully Managed                  10%
     Capital Appreciation           10%
     Rising Dividends               10%
     All-Growth                     10%
     Real Estate                    10%
     Natural Resources              10%
     Emerging Markets               10%
     The Managed Global Account     10%
     Limited Maturity Bond           5%
     Liquid Asset                    5%
                                   ---
     Total                         100%

Additional Premium Payment Information
We will accept additional premium payments until either the annuitant or the certificateowner reaches the attained age of 85. The minimum additional payment which may be made is $500.

Accumulation Value Allocation Rules
The maximum number of divisions in which you may be invested at any one time is eleven. You are allowed five allocation changes per certificate year without charge. We will impose a charge for each additional allocation change in excess of five. The excess allocation charge is shown in the Charges section of the Schedule.

Allocation Changes by Telephone
You may request allocation changes by telephone during our telephone request business hours. You may call our Customer Service Center at 1-800-366-0066 to make allocation changes by using the personal identification number you will receive. You may also mail any notice or request for allocation changes to our Customer Service Center.
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                      The Schedule (continued)
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The Separate Accounts

Divisions Investing in Shares of Mutual Funds
Separate Account B is a unit investment trust separate account, organized in and governed by the laws of the state of Delaware, our state of domicile. Separate Account B is divided into divisions. Each division listed below invests in shares of the mutual fund portfolio designated. Each portfolio is a part of The GCG Trust managed by Directed Services, Inc.

ALL-GROWTH     ALL-GROWTH SERIES
DIVISION       Portfolio Manager - Pilgrim Baxter & Associates,
               Ltd.

CAPITAL        CAPITAL APPRECIATION SERIES
APPRECATION    Portfolio Manager - INVESCO (NY), Inc
DIVISION

DEVELOPING     DEVELOPING WORLD SERIES
WORLD          Portfolio Manager - Baring International
DIVISION       Investment Limited

FULLY          FULLY MANAGED SERIES
MANAGED        Portfolio Manager - T. Rowe Price Associates,
DIVISION       Inc.

GROWTH         GROWTH OPPORTUNITIES SERIES
OPPORTUNITIES  Portfolio Manager - Montgomery Asset Management,
DIVISION       LLC

EQUITY         EQUITY INCOME SERIES
INCOME         Portfolio Manager - T. Rowe Price Associates,
DIVISION       Inc.


RISING         RISING DIVIDENDS SERIES
DIVIDENDS      Portfolio Manager - Kayne Anderson Investment
DIVISION       Management, LLC

STRATEGIC      STRATEGIC EQUITY SERIES
EQUITY         Portfolio Manager - AIM Advisors, Inc
DIVISION

VALUE          VALUE EQUITY SERIES
EQUITY         Portfolio Manager - Eagle Asset Management, Inc.
DIVISION

EMERGING       EMERGING MARKETS SERIES
MARKETS        Portfolio Manager - Putnam Investment Management,
DIVISION       Inc.

GLOBAL         GLOBAL FIXED INCOME PORTFOLIO
FIXED          Portfolio Manager - Barings Investment Limited
INCOME         International
DIVISION

GROWTH AND     GROWTH AND INCOME PORTFOLIO
INCOME         Portfolio Manager - Alliance Capital Management
DIVISION       L.P.
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                      The Schedule (continued)
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HARD           HARD ASSETS SERIES
ASSETS         Portfolio Manager - Baring International
DIVISION       Investment Limited

LIMITED        LIMITED MATURITY BOND SERIES
MATURITY       Portfolio Manager - ING Investment Management,
BOND           LLC
DIVISION

LIQUID         LIQUID ASSET SERIES
ASSET          Portfolio Manager - ING Investment Management,
DIVISION       LLC

MANAGED        MANAGED GLOBAL SERIES
GLOBAL         Portfolio Manager - Putnam Investment Management,
DIVISION       Inc.

MID-CAP        MID-CAP GROWTH SERIES
GROWTH         Portfolio Manager - Massachusetts Financial
DIVISION       Services Co.

REAL           REAL ESTATE SERIES
ESTATE         Portfolio Manager - EII Realty Securities, Inc.
DIVISION

RESEARCH       RESEARCH PORTFOLIO
DIVISION       Portfolio Manager - Massachusetts Financial
               Services Company

SMALL          SMALL CAP SERIES
CAP            Portfolio Manager - Fred Alger Management, Inc.
DIVISION

TOTAL          TOTAL RETURN PORTFOLIO
RETURN         Portfolio Manager - Massachusetts Financial
DIVISION       Services Company

GROWTH         GROWTH PORTFOLIO
DIVISION       Portfolio Manager - Janis Capital Corporation

NOTE: PLEASE REFER TO THE PROSPECTUSES FOR THE CONTRACT AND THE GCG TRUST FOR MORE DETAILS.

Each Division below invests in shares of the mutual fund portfolio (the "Portfolio") designated. Each portfolio is a part of the PIMCO Trust managed by Pacific Investment Management Company ("PIMCO")

HIGH YIELD     HIGH YIELD BOND PORTFOLIO
BOND           Portfolio Manager - PIMCO.
DIVISION

STOCKSPLUS     STOCKSPLUS GROWTH AND INCOME PORTFOLIO
GROWTH AND     Portfolio Manager - PIMCO
INCOME
DIVISION
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                      The Schedule (continued)
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The General Account

Not available.

Certificate Facts

Certificate Processing Dates
The certificate processing date for your certificate is January 1st of each year.

Certificate Processing Periods
The period between successive certificate processing dates unless it is the first certificate processing period. In that case, it is the period from the certificate date to the first certificate processing date.

Specially Designated Division
When a distribution is made from an investment portfolio underlying a separate account division or from a division of a managed separate account in which reinvestment is not available, we will allocate the amount of the distribution to the Liquid Asset Division unless you specify otherwise.

Conventional Partial Withdrawals
     Minimum Withdrawal Amount:            $1,000
     Maximum Withdrawal Percentage Factor: 15% of accumulation value as of the date of the withdrawal.

We will collect a surrender charge for excess partial withdrawals. See Deferred Charges Against the Accumulation Value shown in the
Schedule. In no event may a partial withdrawal be greater than 90% of the cash surrender value.

Systematic Partial Withdrawals
Systematic partial withdrawals may be elected to commence after 28 days from the certificate issue date. Systematic partial withdrawals may be taken on a monthly or quarterly basis, as long as the minimum
of $100 is met:     Maximum Percentage Amounts:   1.25% Monthly or
3.75% Quarterly

We will collect a surrender charge for excess partial withdrawals. See Deferred Charges Against the Accumulation Value shown in the
Schedule.

Guaranteed Death Benefit Interest Rate
The death benefit proceeds are adjusted at a rate of 7% compounded annually, except that with respect to amounts in the Liquid Asset Division, the interest rate applied to such amounts will be the net rate of return for the Liquid Asset Division during the current valuation period, if it is less than 7%.

Maximum Guaranteed Death Benefit
This amount is equal to the sum of the premiums paid multiplied by two minus the sum of any partial withdrawals taken.

Required Date of Annuity Commencement
The required date of annuity commencement is the same date as the certificate processing date in the month following the annuitant's 90th birthday.

Minimum Annuity Income Payment
The minimum monthly annuity income payment that we will make is $20.

Optional Benefit Riders - None.

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                      The Schedule (continued)
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CHARGES

Charge Deduction Division
All charges against the accumulation value in this certificate will be deducted from the Liquid Asset Division.

Deductions from Premiums - None.

Deductions from Accumulation Value
Initial Administrative Charge - None.

Administrative Charge - We charge $40 to cover a portion of our ongoing administrative expenses for each certificate processing period. The charge is incurred at the beginning of the certificate processing period and deducted on the certificate processing date at the end of the period. If the sum of the initial and additional premiums paid during the first certificate year, equals $100,000 or more, this charge will be waived under the certificate. We reserve the right to increase this charge to a maximum of $15 per certificate processing period.

Excess Allocation Charge - If you make more than five allocation changes during a certificate year, we will impose a $25 charge at the time each additional allocation is processed. The charge, unless you specify otherwise, will be deducted in proportion to the amount being transferred from each division.

Partial Withdrawal Charge - If you take more than one conventional partial withdrawal during a certificate year, we impose a charge of the lesser of $25 and 2.0% of the amount withdrawn at the time each additional conventional partial withdrawal is processed. The charge, unless you specify otherwise, will be deducted in proportion to the amount being withdrawn from each division.

Guaranteed Death Benefit Charge - We charge $0.60 per $1,000 of guaranteed death benefit per certificate year. This is deducted on each certificate processing date at the rate of $0.15 per $1,000 of guaranteed death benefit in effect on the last certificate processing date Not Applicable.

Deferred Charges Against the Accumulation Value
The recovery of deferred loading is equivalent to a "distribution fee," and a "surrender charge" as follows: (i) a "distribution fee" deducted in an annual amount of 1.00% of each premium at the end of each certificate processing period for a period of six years from the date we receive and accept each premium payment; and (ii) a "surrender charge" deducted when a certificate is surrendered or an excess partial withdrawal is taken during the six year period from the date we receive and accept each premium payment. The surrender charge percentages are as follows:

  Full Years Since Payment
                            1     2     3    4      5     6     7+
                          ----  ----  ----  ----  ----  ----  ----
  Percentage of Payment   6.00% 5.00% 4.00% 3.00% 2.00% 1.00% 0.00%

An excess partial withdrawal will cause imposition of a surrender charge and result in the reduction in the surrender charge still applicable.

Contingent Deferred Sales Charge - None.

Premium Taxes - We deduct from the accumulation value the amount of any premium or other state and local taxes levied by any state or governmental entity when such taxes are incurred. We reserve the right to change the amount we charge for premium tax charges on future premium payments to conform with changes in the law or if the annuitant changes state of residence.

Mortality and Expense Risk Charge - We deduct 0.002477% of the assets in each division of the separate account on a daily basis (equivalent to an annual rate of 0.90%) for mortality and expense risks. We reserve the right to increase this charge to a maximum of a daily charge of 0.003446% (equivalent to an annual rate of 0.90%) of the assets in each division of the separate accounts.

Asset Based Administrative Charge - We deduct 0.000276% of the assets in each division of the separate account on a daily basis (equivalent to an annual rate of 0.10%) to compensate us for a portion of our ongoing administrative expenses.

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                      The Schedule (continued)
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Income Plan Factors

Values for other payment periods, ages, or joint life combinations are available on request. Monthly payments are shown for each $1,000 applied.

Table for Income for a Fixed Period

  Fixed Period  Monthly  Fixed Period Monthly Fixed Period  Monthly
  of Years      Income   of Years     Income  of Years      Income
------------    -------  ------------ ------- ------------  -------

     1          $84.68      11          $8.88     21         $5.33
     2           42.96      12           8.26     22          5.16
     3           29.06      13           7.73     23          5.00
     4           22.12      14           7.28     24          4.85
     5           17.95      15           6.89     25          4.72
     6           15.18      16           6.54     26          4.60
     7           13.20      17           6.24     27          4.49
     8           11.71      18           5.98     28          4.38
     9           10.56      19           5.74     29          4.28
    10            9.64      20           5.53     30          4.19

Table for Income for Life

      Male/Female        Male/Female         Male/Female
 Age  10 Years Certain   20 Years Certain    Refund Certain
----  ----------------   ----------------    --------------
 50      $4.93/4.52      $4.68/4.40          $ 4.74/ 4.42
 55       5.45/4.96       4.99/4.72            5.16/ 4.79
 60       6.11/5.52       5.30/5.07            5.75/ 5.29
 65       6.91/6.26       5.54/5.40            6.52/ 5.97
 70       7.79/7.18       5.68/5.62            7.33/ 6.74
 75       8.61/8.18       5.75/5.73            8.61/ 7.90
 80       9.24/9.01       5.77/5.76           10.43/ 9.50
85 & Over 9.62/9.52       5.77/5.77           12.16/10.98

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                           Important Terms
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Account, the - A separate account established by us to segregate the assets funding the variable benefits provided by the group contract from our general assets.

Accumulation Value - The amount that a certificate provides for investment at any time. Initially, this amount is equal to the premium paid. Thereafter, the accumulation value will reflect the premiums paid, investment experience, charges deducted and partial withdrawals taken.

Annuitant - The person designated by the certificateowner to receive the annuity payments and whose death initiates payment of the death benefit.

Annuity Commencement Date - For each certificate, the date on which annuity payments begin.

Annuity Options - Options the certificateowner selects that determine the annuity payout.

Annuity Payment - The periodic payment an annuitant receives. It may be either a fixed or a variable amount based on the annuity option chosen by the annuitant (see Choosing an Income Plan).

Attained Age - The issue age of the annuitant plus the number of full years elapsed since the certificate date.

Beneficiary - The person designated to receive benefits in the case of the death of the annuitant (when there is no contingent annuitant) or certificateowner.

Business Day - Any day the New York Stock Exchange ("NYSE") is open for trading or any day on which the Securities and Exchange
Commission ("SEC") requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Cash Surrender Value - The amount the certificateowner receives if the owner surrenders the certificate.

Certificate - This is a summary of the benefits and provisions provided by the group contract.

Certificate Anniversary - The anniversary of the certificate date.

Certificate Date - The date from which we begin determining the certificate values. It may or may not be the same as the certificate issue date. This date is used to determine certificate months, processing dates, years, and anniversaries.

Certificate Issue Date - The date the certificate is issued at our Customer Service Center.

Certificate Processing Dates - The days when we deduct charges from the accumulation value.

Certificate Processing Period - The period between successive certificate processing dates unless it is the first certificate processing period. In that case, it is the period from the certificate date to the first certificate processing date.

Certificate Year - The period between certificate anniversaries.

Certificateowner - The person who owns a certificate and is entitled to exercise all rights of the certificate. This person's death also initiates payment of the death benefit.

Charge Deduction Division - The division from which all charges are deducted if so designated on the enrollment form or later elected by the certificateowner. For this certificate, it is the Liquid Asset Division.

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Contingent Annuitant - The person designated by the certificateowner who, upon the annuitant's death prior to the annuity commencement date, becomes the primary annuitant.

Contract Issue Date - The date the group contract is issued at our Customer Service Center.

Contractholder - The entity that is issued the group contract.
Customer Service Center - The entity that provides service to our contractholders and certificateowners. It is located at P.O. Box
8794, Wilmington, DE 19899-8794 and may be reached by phone at 1-800-
366-0066.

Endorsements - Endorsements add provisions or change the terms of the group contract.

Excess Allocation Charge - The charge we impose for each allocation change above five, which is the number of free allocation changes allowed each contract year.

Experience Factor - The factor which reflects the investment experience of the portfolio in which a division invests as well as the charges assessed against the division for a valuation period.

General Account - The account which contains all of our assets other than those held in our separate accounts.

Guaranteed Death Benefit Interest Rate - The annual rate at which the Guaranteed Death Benefit is calculated.

Index of Investment Experience - The index that measures the performance of a separate account division.

Initial Premium - The payment amount required to put each certificate in effect.

Issue Age - The annuitant's age on the last birthday on or before the certificate date.

Specially Designated Division - Distributions from a portfolio underlying a division in which reinvestment is not available will be allocated to this division. For these contracts, it is the Liquid Asset Division.

Valuation Date - The day at the end of a valuation period when each division is valued.

Valuation Period - Each business day together with any non-business days before it.

                   Introduction to the Certificate
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The Certificate

You supply us with a completed enrollment form and the initial premium payment required to put this certificate in effect. In return, we provide benefits as stated in the group contract and described in this certificate.

The Certificateowner

You are the certificateowner of this certificate. You are also the annuitant unless another annuitant has been named in the enrollment form and is shown in the Schedule. You have the rights and options described in this certificate.

One or more people may own a certificate. In the case of a sole certificateowner who dies prior to the annuity commencement date, we will pay the beneficiary the death benefit then due. The sole certificateowner's estate will be the beneficiary if no beneficiary designation is in effect, or if the designated beneficiary has predeceased the certificateowner. In the case of a joint certificateowner dying prior to the annuity commencement date, we will designate the surviving certificateowner(s) as the beneficiary(ies).

The Annuitant

The annuitant will receive the annuity benefits of this certificate if living on the annuity commencement date. The annuitant may not be changed at any time. You may name a contingent annuitant.

If the annuitant dies before the annuity commencement date, the contingent annuitant becomes the annuitant. If there is no contingent annuitant when the annuitant dies, the beneficiary will be as provided in the beneficiary designation then in effect. If no beneficiary designation is in effect, or if there is no designated beneficiary living, the certificateowner will be the beneficiary. If the annuitant is the sole certificateowner and there is no beneficiary designation, the annuitant's estate will be the beneficiary.

The Beneficiary

The beneficiary is the person to whom we pay death proceeds if the annuitant or certificateowner dies prior to the annuity commencement date. See Death Benefit Proceeds for more information. We pay death proceeds to the primary beneficiary. If the primary beneficiary dies before the annuitant, the death proceeds are paid to the contingent beneficiary, if any. If there is no surviving beneficiary, we pay the death proceeds to the certificateowner (if other than the annuitant). If the certificateowner was the annuitant, we pay any death proceeds to the annuitant's estate.

One or more persons may be named as primary beneficiary or contingent beneficiary. In the case of more than one beneficiary, we will assume any death proceeds are to be paid in equal shares to the surviving beneficiaries. You can specify other than equal shares.

You have the right to change beneficiaries, unless you designate the primary beneficiary irrevocable. When an irrevocable beneficiary has been designated, you and the irrevocable beneficiary must act together to exercise the rights and options under this certificate.

Change of Certificateowner or Beneficiary

During the annuitant's lifetime and while this certificate is in effect you can transfer ownership of this certificate or change the beneficiary. To make any of these changes, you must send us written notice of the change in a form satisfactory to us. The change will take effect as of the day the notice is signed. The change will not affect any payment made or action taken by us before recording the change at our Customer Service Center.


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
               Premium Payments and Allocation Changes
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Initial Premium Payment

The amount and allocation of the initial premium payment is shown in the Schedule.

Additional Premium Payment Option

You may make additional premium payments at any time before the annuity commencement date. Satisfactory notice to us must be given for additional premium payments. Restrictions on additional premium payments, such as the attained age of the annuitant or certificateowner and the timing and amount of each payment, are shown in the Schedule. We reserve the right to defer acceptance of or to return any additional premium payments.

As of the date we receive and accept your additional premium payment:

(1) The accumulation value will increase by the amount of the premium payment less any premium deductions as shown in the Schedule.
(2) The increase in the accumulation value will be allocated among the separate and general account divisions in accordance with your instructions. If you do not provide such instructions, allocation will be among the separate and general account divisions in proportion to the amount of accumulation value in each division as of the date we receive and accept your additional premium payment. Some general account divisions may have restrictions on allocations.
(3) Any deferred loading will increase. Such increase will be recovered in level installments from this certificate's accumulation value. See the Schedule for details.

Where to Make Payments
Remit the premium payments to our Customer Service Center. On request we will give you a receipt signed by our treasurer.

Your Right to Change Allocation of Accumulation Value

The accumulation value may be reallocated among the divisions. The number of free allocation changes each certificate year that we will allow is shown in the Schedule. To make an allocation change, you must provide us with satisfactory notice at our Customer Service Center. The change will take effect when we receive the notice. Restrictions for reallocation into and out of the divisions are shown in the Schedule. Some general account divisions may have restrictions on allocations, see the Schedule.

What Happens if a Division is Not Available

When a distribution is made from an investment portfolio supporting a unit investment trust separate account division or from a division of a managed separate account in which reinvestment is not available, we will allocate the distribution to the Specially Designated Division shown in the Schedule unless you specify otherwise.

Such a distribution may occur when an investment portfolio or division matures, when distribution from a portfolio or division cannot be reinvested in the portfolio or division due to the unavailability of securities, or for other reasons. When this occurs because of maturity, we will send written notice to you 30 days in advance of such date. To elect an allocation to other than the Specially Designated Division shown in the Schedule, you must provide satisfactory notice to us at least seven days prior to the date the investment matures. Such allocations will not be counted as an allocation change of the accumulation value for purposes of the number of free allocations permitted.

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         How We Measure the Certificate's Accumulation Value
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The variable annuity benefits under this certificate are provided through investments which may be made in our separate and general accounts.

The Separate Accounts

These accounts, which are designated in the Schedule, are kept separate from our general account and any other separate accounts we may have. They are used to support variable annuity contracts and may be used for other purposes permitted by applicable laws and regulations. We own the assets in the separate accounts. Assets equal to the reserves and other liabilities of the accounts will not be charged with liabilities that arise from any other business we conduct; but, we may transfer to our general account assets which exceed the reserves and other liabilities of the separate accounts. Income and realized and unrealized gains or losses from assets in these separate accounts are credited to or charged against the account without regard to other income, gains or losses in our other investment accounts.

One type of separate account will invest in mutual funds, unit investment trusts and other investment portfolios which we determine to be suitable for the group contract's purposes. This separate account is treated as a unit investment trust under Federal securities laws. It is registered with the SEC under the Investment Company Act of 1940. This separate account is also governed by state laws as designated in the Schedule.

Another type of separate account will invest directly in portfolio securities deemed appropriate by the investment adviser or the committee managing the separate account. The separate account is treated as an open end, diversified investment company under Federal securities laws. It is registered with the SEC under the Investment Company Act of 1940. The separate account is also governed by state laws as designated in the Schedule.

Separate Account Divisions
A unit investment trust separate account includes divisions, each investing in a designated investment portfolio. The divisions and the investment portfolios in which they invest, if applicable, are specified in the Schedule. Some of the portfolios designated may be managed by a separate investment adviser. Such adviser will be registered under the Investment Advisers Act of 1940.

A managed separate account includes divisions, each investing directly in portfolios of securities designed to meet the objectives of the division. The divisions, if applicable, and their objectives are specified in the Schedule. Some of the divisions designated may be managed by a separate investment adviser. Such adviser may be registered under the Investment Advisers Act of 1940.

Changes Within the Separate Accounts
We may, from time to time, make additional separate account divisions available to you. These divisions will invest in investment portfolios we find suitable for the group contract. We also have the right to eliminate divisions from the separate account, to combine two or more divisions or to substitute a new portfolio for the portfolio in which a division invests. A substitution may become necessary if, in our judgment, a portfolio or division no longer suits the purposes of the group contract. This may happen due to a change in laws or regulations, or a change in a portfolio's investment objectives or restrictions, or because the portfolio or division is no longer available for investment, or for some other reason. We will get prior approval from the insurance department of our state of domicile before making such a substitution. This approval process is on file with the insurance department of the jurisdiction in which the group contract is delivered. We will also get any required approval from the SEC and any other required approvals before making such a substitution.

Subject to any required regulatory approvals, we reserve the right to transfer assets of the separate account, which we determine to be associated with the class of contracts to which the group contract belongs, to another separate account or division.

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   How We Measure the Certificate's Accumulation Value (continued)
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When permitted by law, we reserve the right to:
(1) Deregister a separate account under the Investment Company Act of 1940;
(2) Operate a separate account as a management company under the Investment Company Act of 1940, if it is operating as a unit investment trust;
(3) Operate a separate account as a unit investment trust under the Investment Company Act of 1940, if it is operating as a managed separate account;
(4) Restrict or eliminate any voting rights of certificateowners, or other persons who have voting rights as to a separate account; and,
(5)  Combine a separate account with other separate accounts.

The General Account

The general account contains all assets of the company other than those in the separate accounts we establish. The general account divisions available for investment are shown in the Schedule. We may, from time to time, offer other divisions where assets are held in our general account.

Valuation Period

Each division will be valued at the end of each valuation period on a valuation date. A valuation period is each business day together with any non-business days before it. A business day is any day the NYSE is open for trading, or any day on which the SEC requires that mutual funds, unit investment trusts, or other investment portfolios be valued.

Accumulation Value

The accumulation value of this certificate is the sum of the amounts in each of the separate and general account divisions. You select the separate and general account divisions to which to allocate the accumulation value. The maximum number of divisions to which the accumulation value may be allocated at any one time is shown in the Schedule.

Accumulation Value in each Division

On the Certificate Date
On the certificate date, the accumulation value is allocated to each division as shown in the Schedule.

On each Valuation Date
At the end of each subsequent valuation period, the amount of accumulation value in each division will be calculated as follows:
(1) We take the accumulation value in the division at the end of the preceding valuation period.
(2) We multiply (1) by the division's net rate of return for the current valuation period.
(3)  We add (1) and (2).
(4) We add to (3) any additional premium payments (less any premium deductions as shown in the Schedule) allocated to the division during the current valuation period.
(5) We add or subtract allocations to or from that division during the current valuation period.
(6) We subtract from (5) any partial withdrawals which are allocated to the division during the current valuation period.
(7)  We subtract from (6) the amounts allocated to that division for:
     (a) any charges due for optional benefit riders as shown in the Schedule ;
     (b)  any certificate fees as shown in the Schedule; and
     (c)  any recovery of deferred loading as shown in the Schedule.
All amounts in (7) are allocated to each division in the proportion that (6) bears to the accumulation value unless the Charge Deduction Division has been specified (See the Schedule).

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
    How We Measure a Certificate's Accumulation Value (continued)
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Measurement of Investment Experience

Index of Investment Experience
The investment experience of a separate account division is determined on each valuation date. We use an index to measure changes in each division's experience during a valuation period. We set the index at $10 when the first investments in a division are made. The index for a current valuation period equals the index for the preceding valuation period multiplied by the experience factor for the current valuation period.

How We Determine the Experience Factor
For divisions of a unit investment trust separate account the experience factor reflects the investment experience of the portfolio in which the division invests as well as the charges assessed against the division for a valuation period. The factor is calculated as follows:
(1) We take the net asset value of the portfolio in which the division invests at the end of the current valuation period.
(2) We add to (1) the amount of any dividend or capital gains distribution declared for the investment portfolio and reinvested in such portfolio during the current valuation period. We subtract from that amount a charge for our taxes, if any.
(3) We divide (2) by the net asset value of the portfolio at the end of the preceding valuation period.
(4) We subtract the daily mortality and expense risk charge for each division shown in the Schedule for each day in the valuation period. This charge is to cover expense and mortality risks that we are assuming.
(5) For certain divisions, we subtract an additional charge equal to the daily charge shown in the Schedule for each day in the valuation period.

For divisions of a managed separate account which invest directly in portfolio securities the experience factor reflects the investment experience of the division as well as the charges assessed against the division. The factor is calculated as follows:
(1) Take the value of the assets in the division at the end of the preceding valuation period.
(2) Add to (1) any investment income and capital gains, realized or unrealized, credited to the assets during the current valuation period.
(3) Subtract from (2) any capital losses, realized or unrealized, charged against the assets during the current valuation period.
(4) Subtract from (3) any amount charged against the division for any taxes.
(5) Divide (4) by the value of the assets in the division at the end of the preceding valuation period.
(6) Subtract from (5) a daily charge for operating expenses actually incurred.
(7) Subtract from (6) the daily charge for investment advice for each day in the valuation period as shown in the Schedule.
(8) Subtract from (7) the daily charge for mortality and expense risks for each day in the valuation period as shown in the Schedule.

Calculations for divisions investing in mutual fund portfolios are made on a per share basis. Calculations for divisions investing in unit investment trusts are on a per unit basis.

Net Rate of Return for a Separate Account Division
The net rate of return for a separate account division during a valuation period is the experience factor for that valuation period minus one.

Net Rate of Return for a General Account Division
The net rate of return for a general account division during a valuation period is the rate for the number of days in the valuation period equivalent to the effective annual rate declared for that division.

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    How We Measure a Certificate's Accumulation Value (continued)
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Charges Deducted from Accumulation Value on each Certificate
Processing Date

Expense charges, including administrative and other fees, and the recovery of any deferred loading, are shown in the Schedule.

Charge Deduction Division Option
We will deduct all charges against the accumulation value of this certificate from the Charge Deduction Division if you elected this option on the enrollment form (see the Schedule). We will deduct these charges proportionately from all of the divisions in which you are invested if you did not elect this option or if the charges are greater than the amount in the Charge Deduction Division.

You may at any time while this certificate is in effect change your election of this option. To do this you must send us a written request to our Customer Service Center. Any change will take effect within seven days of the date we receive your request.

Your Certificate Benefits
While this certificate is in effect, there are important rights and benefits that are available to you. We discuss these rights and benefits in this section.

Cash Value Benefit

Cash Surrender Value
The cash surrender value, while the annuitant is living and before the annuity commencement date, is determined as follows:
(1)  We take the certificate's accumulation value;
(2)  We deduct any unrecovered deferred loading;
(3) We deduct any charges shown in the Schedule that have been incurred but not yet deducted, including:
     (a) any first year administrative fee that has not yet been deducted;
     (b) any quarterly administrative fee to be deducted on the next certificate processing date;
     (c)  the pro rata part of any guaranteed death benefit charge; and,
     (d)  the pro rata part of any charges for optional benefit riders.

Cancelling to Receive the Cash Surrender Value
You may, at any time while the annuitant is living and before the annuity commencement date, surrender this certificate to us. To do this, you must return this certificate with a signed request for cancellation to our Customer Service Center.

The cash surrender value will vary daily. We will determine the cash surrender value as of the date we receive the certificate and your signed request in our Customer Service Center. All benefits under this certificate will then end.

We will usually pay the cash surrender value within seven days; but, we may delay payment as described in the Payments We May Defer provision.

Partial Withdrawal Option

After the first certificate anniversary, you may make a partial withdrawal once in each certificate year. The minimum amount that may be withdrawn is shown in the Schedule. The maximum amount that may be withdrawn is determined by multiplying the cash surrender value by the maximum withdrawal percentage factor shown in the Schedule. Any withdrawal you make will not be treated as premium only for the purposes of calculating the deferred charges against the accumulation value. To take a partial withdrawal, you must provide us with satisfactory notice at our Customer Service Center.

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                       Death Benefit Proceeds
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Proceeds Payable to the Beneficiary               SEE ENDORSEMENT

Prior to the Annuity Commencement Date
If either the annuitant (when there is no contingent annuitant) or certificateowner dies prior to the annuity commencement date we will pay the beneficiary the greater of either the accumulation value or guaranteed death benefit. We will pay the amount on receipt of due proof of the annuitant's or certificateowner's death at our Customer Service Center. Such amount may be received in a single lump sum or applied to any of the annuity options (see Choosing an Income Plan).

How to Claim Payments to Beneficiary
We must receive proof of the annuitant's or certificateowner's death before we will make any payments to the beneficiary. We will calculate the death benefit as of the date we receive due proof of death. The beneficiary should contact our Customer Service Center for instructions.

Guaranteed Death Benefit
On the certificate date the guaranteed death benefit is equal to the premium paid. On subsequent valuation dates, the guaranteed death benefit is calculated as follows:
(1)  Take the guaranteed death benefit from the prior valuation date;
(2) Calculate interest on (1) for the current valuation period at the Guaranteed Death Benefit Interest Rate shown in the Schedule;
(3)  Add (1) and (2);
(4) Add any additional premiums paid during the current valuation period to (3);
(5) Subtract any partial withdrawals made during the current valuation period from (4);
(6) Subtract any charges made during the current valuation period for optional benefit riders from (5).
If (6) is greater than the Maximum Guaranteed Death Benefit described in the Schedule, we will pay the Maximum Guaranteed Death Benefit.

Choosing an Income Plan
Annuity Benefits

If the annuitant and certificateowner are living on the annuity commencement date, we will begin making payments to the annuitant.
We will make these payments under the annuity option (or options) as chosen in the enrollment form or as subsequently selected. You may choose or change an annuity option by making a written request at least 30 days prior to the annuity commencement date. Unless you have chosen otherwise, Option 2 on a 10 year period certain basis will become effective. The amount of the payments will be determined by applying the accumulation value on the annuity commencement date in accordance with the Annuity Options section below (See Payments We May Defer). Before we pay any annuity benefits, we require the return of this certificate. If this certificate has been lost, we require the applicable lost certificate form.

Annuity Commencement Date Selection

You select the Annuity Commencement Date. You may select any date following the third certificate anniversary but before the required date of annuity commencement as shown in the Schedule. If you do not select a date, the annuity commencement date will be in the month following the required date of annuity commencement.

Frequency Selection

You choose the frequency of the annuity payments. They may be monthly, quarterly, semi-annually, or annually. If we do not receive written notice from you, the payments will be made monthly.

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                           The Income Plan
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While this certificate is in effect and before the annuity
commencement date, you may choose one or more annuity options for the payment of death benefit proceeds. If, at the time of the annuitant's or certificateowner's death, no option has been chosen for paying death benefit proceeds, the beneficiary may choose an option within one year. You may also elect an annuity option on surrender of the certificate for its cash surrender value. For each option we will issue a separate written agreement putting the option into effect.

Our approval is needed for any option where:
(1) The person named to receive payment is other than the certificateowner or beneficiary; or
(2)  The person named is not a natural person, such as a corporation;
     or
(3) Any income payment would be less than the minimum annuity income payment shown in the Schedule.

The Annuity Options

There are four options to choose from.  They are:

Option 1.  Income for a Fixed Period
Payment is made in equal installments for a fixed number of years. We guarantee each monthly payment will be at least the Income For
Fixed Period amount shown in the Schedule. Values for annual, semiannual or quarterly payments are available on request.

Option 2.  Income for Life
Payment is made to the person named in equal monthly installments and guaranteed for at least a period certain. The period certain can be 10 or 20 years. Other periods certain are available on request. A refund certain may be chosen instead. Under this arrangement, income is guaranteed until payments equal the amount applied. If the person named lives beyond the guaranteed period, payments continue until his or her death.

We guarantee each payment will be at least the amount shown in the Income for Life Table in the Schedule. By age we mean the named person's age on his or her last birthday before the option's effective date. Amounts for ages not shown are available on request.

Choosing an Income Plan (continued)
Option 3.  Joint Life Income
This option is available if there are two persons named to receive payments. At least one of the persons named must be either the certificateowner or beneficiary of this certificate. Monthly payments are guaranteed and are made as long as at least one of the named persons is living. The monthly payment amounts are available upon request.

Option 4.  Annuity Plan
An amount can be used to buy any single premium annuity we offer on the option's effective date.

Payment When Named Person Dies

When the person named to receive payment dies, we will pay any amounts still due as provided by the option agreement. The amounts still due are determined as follows:
(1) For options 1, 2, or any remaining guaranteed payments, payments will be continued. Under options 1 and 2, the discounted values of the remaining guaranteed payments may be paid in a single sum. This means we deduct the amount of the interest each remaining guaranteed payment would have earned had it not been paid out early. The discount interest rate is 3% for option 1 and 3.50% for option 2. We will however, base the discount interest rate on the interest rate used to calculate the payments for options 1 and 2 if such payments were not based on the tables in this certificate.
(2) For option 3, no amounts are payable after both named persons have died.
(3) For option 4, the annuity agreement will state the amount due, if any.

                     Other Important Information
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Entire Contract

The group contract, including any attached rider, endorsement, amendment, the application of the contractholder, and the enrollment forms of the annuitants, constitute the entire contract between the contractholder and us. All statements made by the contractholder, any certificateowner or any annuitant will be deemed representations and not warranties. No such statement will be used in any contest unless it is contained in the application signed by the contractholder or in a written instrument signed by the certificateowner or an annuitant, a copy of which has been furnished to the certificateowner, the beneficiary or to the contractholder.

Sending Notice to Us

Whenever written notice is required, send it to our Customer Service Center. The address of our Customer Service Center is shown in Important Terms. Please include your certificate number in all correspondence.

Reports to Certificateowner

We will send you a report within 31 days of each certificate processing date. The report will show the accumulation value and the cash surrender value of the certificate as of the end of the certificate processing period. The report will also show the allocation of the accumulation value as of such date and the amounts deducted from or added to the accumulation value since the last report. The report will also include any other information that may be currently required by the insurance supervisory official of the jurisdiction in which this certificate is delivered.

We will also send you copies of any shareholder reports of the portfolios in which the divisions of the separate accounts invest, as well as any other reports, notices or documents required by law to be furnished to certificateowners.

Assignment - Using this Certificate as Collateral Security

You can assign this certificate as collateral security for a loan or other obligation. This does not change the certificateownership. Your rights and any beneficiary's rights are subject to the terms of the assignment. To make or release an assignment, we must receive written notice satisfactory to us, at our Customer Service Center. We are not responsible for the validity of any assignment.

Changing the Group contract

The group contract or any additional benefit riders may be changed to another annuity plan according to our rules at the time of the change.

Contract Changes - Applicable Tax Law

We reserve the right to make changes in the group contract or its riders to the extent we deem it necessary to continue to qualify the group contract as an annuity. Any such changes will apply uniformly to all certificates that are affected. You will be given advance written notice of such changes.

Misstatement of Age or Sex

If an age or sex has been misstated in the enrollment form, the amounts payable or benefits provided by this certificate shall be those that the premium payment made would have bought at the correct age or sex.

Non-Participating

This certificate does not participate in the divisible surplus of Golden American Life Insurance Company.

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Payments We may Defer

We may not be able to determine the value of the assets of the separate account divisions because:
(1)  The NYSE is closed for trading;
(2)  The SEC determines that a state of emergency exists; or
(3) An order or pronouncement of the SEC permits a delay for the protection of certificateowners.
(4) The check used to pay the premium has not cleared through the banking system. This may take up to 15 days.

During such times, as to amounts allocated to the divisions of the separate account, we may delay:
(1)  Determination and payment of the cash surrender value;
(2) Determination and payment of any death benefit if death occurs before the annuity commencement date;
(3)  Allocation changes of the accumulation value; or,
(4)  Application of the accumulation value under an income plan.

As to amounts allocated to the general account divisions, we may, at any time, defer payment of the cash surrender value for up to six months after we receive a request for it. We will allow interest of at least 4% a year on any cash surrender value payment derived from the general account division that we defer 30 days or more.

Authority to Make Agreements

All agreements made by us must be signed by our president or a vice president and by our secretary or an assistant secretary. No other person, including an insurance agent or broker, can:
(1)  Change any of this certificate's terms;
(2)  Extend the time for premium payments; or
(3)  Make any agreement binding on us.

Required Note on Our Computations

We have filed a detailed statement of our computations with the insurance supervisory official in the jurisdiction where this certificate is delivered. The values are not less than those required by the law of that state or jurisdiction. Any benefit provided by an attached optional benefit rider will not increase these values unless otherwise stated in that rider.

Facility of Payment

If no beneficiary is named, we reserve the right to pay an amount not to exceed $2,000 to any person we determine to be entitled to such amount by reason of incurred expenses incident to the last illness or death of an annuitant.

Incontestability

The benefits under the group contract will not be contested, except for nonpayment of premiums, after it has been in effect during the annuitant's lifetime for two years from the certificate date.

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DEFERRED VARIABLE ANNUITY CERTIFICATE - NO DIVIDENDS
--------------------------------------------------------------------
Variable cash surrender values while the annuitant and certificateowner are living and prior to the annuity commencement date. Death benefit subject to guaranteed minimum. Additional premium payment option. Partial withdrawal option. Non-participating. Investment results reflected in values.